DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Exhibit 99.2

DOBSON COMMUNICATIONS

Moderator: Warren Henry
May 10, 2005
9:30 a.m. CT

Operator: Good day everyone, and welcome to the Dobson Communications first quarter 2005 earnings results conference call. Today’s call is being recorded.

For opening remarks and introductions, I’d like to turn the conference over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead.

Warren Henry: Thank you. Good morning and welcome to our first quarter 2005 conference call. Today’s conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the company’s plans, intentions, and expectations.

Such statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those projected. We discuss the risk factors that could impact the company’s overall business and performance in more detail in our reports filed with the Securities and Exchange Commission, including our first quarter 10-Q, which we intend to file later today.

Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. We have noted in past calls that we are in discussions with Cingular about a

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

possible consolidation of our roaming agreements. Since we have not yet achieved a final conclusion, our comments today on those discussions will be minimal.

With that, I will turn the call over to Steve Dussek, CEO and President of Dobson Communications.

Steven Dussek: Thank you, Warren. I also would like to thank all of you for your interest in the company and for being on our call today. Everett Dobson, our Chairman, and our CFO Bruce Knooihuizen, are also on the call and available for Q&A after our brief comments. I will comment on our first quarter operations, but given the fact that I joined the company in mid-April, I will rely on Everett and Bruce in the Q&A period to address some detailed questions about the quarter.

My first 30 days at Dobson have literally flown by. I’ve spoken with board members, employees, customers, and others who shared their views with me about our company’s growth opportunities, as well as their perception of our strengths and weaknesses.

I’ve been very encouraged to hear how positive and enthusiastic everyone is about the company, our markets and our commitment to improve shareholder value. Again, these discussions have reconfirmed my conviction that Dobson has a solid base of operations, excellent markets with potential for growth, a strong network, a talented team of committed people, and a very bright future ahead.

As I said last month, my first priority will be to focus on further improving the operations side of the business, so let’s begin with a look at our continued progress in the first quarter of 2005. We were very pleased with operating trends in the first quarter with the exception of persistent high churn that resulted in a net loss of 18,800 customers. With this exception, the team’s focus on driving and improving the key metrics of the business is producing what we believe are excellent results.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

ARPU continued to strengthen in the first quarter increasing to $42.94 compared with $38.83 in the first quarter of 2004 and up 77 cents from the fourth quarter of ‘04. This represented the fourth consecutive quarter in which we have increased ARPU, and it again reflects the continued migration of our subscriber base to GSM calling plans and also that our new customers are coming on to GSM network as well.

The GSM portion of our sub-base grew to 563,000 customers at March 31, just over 35 percent of our subscriber base. This compared to 26 percent at December 31, 2004 and 18 percent of our base at the end of the third quarter last year.

GSM is without question the primary driver in our ARPU growth. We’ve gotten some help in the past year from a modest increase in regulatory fees and from new ETC funding, but when you strip out these contributors, Dobson still increased it’s organic ARPU by more than $3.00 in the past 12 months.

The GSM strategy is clearly on track and is producing the expected results. As we’ve said in the past, we expect to continue seeing positive trends in ARPU through the remainder of the year. We should approach two-thirds of our customer (base) being on GSM by the end of the year.

Higher ARPU corresponded with a 13 percent increase in service revenue over the same period last year and a two percent increase over service revenue in the fourth quarter. While we are very pleased with the improvements in the ARPU, it is clear that we need to grow our subscriber base.

Roaming revenue was very strong in the quarter with MOUs up 23 percent on a same-store, year-over-year basis. This exceeds the rate of growth in our guidance for the year; however, we would expect this to fall more in line with our roaming partners, MOUs (grow).

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Cingular continued success in adding subscribers, 3.1 million added in the last two quarters, is obviously supporting the growth of our roaming revenue stream. As Warren stated in his comments, we are in discussions with Cingular about a possible consolidation of our roaming agreements, and although we have not yet achieved a final conclusion and can’t predict when that might occur, our ability to comment further is limited.

However, Everett will be available to address specific questions about this issue later. On the cost side, Bruce will provide additional detail, but I would simply like to note that the uptick in growth subscriber additions in the quarter to 122,000 compared with 99,600 in the first quarter last year and 112,300 in the fourth quarter of 2004, was reflected in higher equipment, selling, and marketing costs.

The fact that we continue to lose customers overall highlights the challenges of managing churn back to more historically typical levels. Post-paid churn was 2.43 percent for the quarter compared with 2.35 percent in the fourth quarter last year and 1.9 percent in the first quarter of 2004.

We announced last month our plans to close our Frederick, Maryland call center, and we are taking a number of other steps to strengthen our customer care operations to make them more responsive and more effective. As we stated on the last call, we are committed to doing a better job in the area of customer retention and customer satisfaction remains our number one priority.

Essential to churn reduction is Dobson’s continuing investment in network improvement. We have constructed 270 new GSM-only cell sites since January 1, 2004, 48 of which were added in the first quarter this year.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

We have also installed additional radios, base stations and switches. We have worked very hard to optimize network capacity between TDMA and GSM as calling traffic patterns evolve. Network quality, based on the latest wireless technologies and quick responsiveness to customer needs, will be essential to improving our operating results and thus generating additional shareholder value.

Let me end my remarks on the most positive note. EBITDA improved to $90.2 million, up 8.5 percent from the same quarter last year and 3.6 percent higher than EBITDA in the fourth quarter of 2004. This was an excellent start in achieving our 2005 goals.

Our teams achieved this by first selling our GSM products at solid high value price points, by helping more customers understand the value in our new handsets and devices like the Blackberry, and also by managing our costs effectively and prudently in all non-sales and marketing areas of the business.

In conjunction with higher roaming MOUs, these efforts helped the company perform at a productive level in the first quarter and set the tone for additional improvements through the remainder of 2005. As a result of these efforts, it is reasonable to assume EBITDA is trending towards the high side of our guidance range of $345 million to $365 million.

We will continue working with our three key constituencies to make this happen. I’m still meeting with employees, who are the key to our success. It is our job in management to be very clear in defining our growth strategy and provide resources that they need to attract, acquire and retain customers.

Dobson’s employee team will have what it needs to achieve our common goals, starting with a high-quality, state-of-the-art network, and we will hold everyone accountable for a high level of performance and productivity.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

This leads to the second key constituency, our customers. We’ll make sure that Dobson Communications provides its customers with value, quality, and reliably consistent service day in and day out. Almost every department has what I call daily moments of truth with our customers. For the sales staff, it’s assuring that the customer gets the handset and the calling plan that fits their needs best.

In customer care, it’s resolving customer issues quickly to the customer’s satisfaction so that they are delighted with each experience. In our IS and billing departments, it’s delivering an accurate, understandable, and timely bill each month, and for engineering, it’s the satisfaction that the customer feels when they can rely on their voice and data services to work consistently and well.

Finally, I believe that as we take care of employees and customers, we will succeed in creating value for our shareholders and investors who have invested in our future. Improvements in operations will be reflected in the appreciation of Dobson’s equity due to the lower cost of capital as we finance the future growth of our business.

We are committed to achieving that goal. Again, I’m honored and pleased to be here at Dobson in my new role as CEO and president. I’m excited about all that has been accomplished and where we are going together as a company.

So thank you all again, and with that, I’ll turn the call over to Bruce.

Bruce Knooihuizen: Thank you, Steve. Today I’ll first focus on additional detail in our operating results followed by a brief discussion regarding capital expenditures and then (I may now put down) liquidity position.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Starting with the operating results, total revenue increased to $271.8 million in the first quarter of ‘05 from $264.9 million in the fourth quarter of 2004. As Steve noted, a number of positive trends that we began to see last quarter have continued into the first quarter of this year. Looking first at service revenue, despite a loss of subscribers we saw service revenue increase in the current quarter to $206.1 million as compared with $201.9 million in the fourth quarter of 2004.

As Everett pointed out on the last call, we are having good success in converting our base from TDMA calling plans to higher revenue-generating GSM plans. In terms of total customers, 35 percent were on GSM plans at the end of the quarter.

As Steve said, that’s up from 26 percent of the subscriber base that was on GSM at the end of the fourth quarter. This transition in part has enabled us to increase ARPU from $42.17 in the fourth quarter 2004 to $42.94 in the most recent quarter.

As we saw last quarter, despite the negative impact of seasonal effects, our ARPU again increased sequentially quarter over quarter for the fourth consecutive time. As compared to the same quarter last year, our ARPU has increased by more than $4.00, $3.00 of which is what Steve called the organic growth.

(ETC) funds contributed approximately three million for the first quarter service revenue. We have received additional approvals effective in the second quarter that will add approximately 1.5 million additional revenue to our service revenue. Data continues to grow and represents $1.85 of our ARPU in the first quarter compared with $1.14 in the fourth quarter last year. GSM customers are averaging close to $5.00 of data revenue per customer.

We are pleased with the roaming revenue of 53.4 million, which was relatively flat as compared to last quarter but up 17 percent on the same-store basis from the first quarter last year. We

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

reported approximately 395 million roaming minutes of use for the first quarter, a 23 percent increase on a same-store basis over last year’s first quarter total of 322 million MOUs.

Roaming MOUs are trending rapidly to GSM. Approximately 70 percent of our roaming traffic is from GSM compared with 56 percent last quarter and 43 percent in the third quarter. Roaming yield for the quarter came in at a blended 13.5 cents, in line with our expectation.

Operating expenses were 181.6 million in the first quarter compared with 177.9 million in the immediately-previous quarter, a two percent increase. Among the key components of operating expenses, cost of service increased from 69.9 million in the fourth quarter to 72.3 million in the first quarter of 2005.

This increase is attributed primarily to higher (in-collect) costs. In addition, we have also experienced increase costs by enhanced features to our customers. As one would expect with ARPU and a higher percent of our customers subscribing to nationwide plans, off-network usage has increased and thus (in-collect) expenses increased by approximately one million quarter over quarter.

This increase in (in-collect) MOUs was partially offset by a decline in the average price per (in-collect) MOU that we paid to other carriers, principally Cingular. We saw an increase in the cost providing enhanced phone services or features, including handset insurance and data services such as Web browsing, ring tones and other data products. These services typically involve revenue-sharing agreements with revenue at least offsetting the cost.

Cost per gross add, including retention costs, dropped in the first quarter approximately $50 from the fourth quarter last year. This was achieved by producing more gross adds while holding our selling costs relatively flat from last quarter. Selling costs increased approximately one million, or

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

3.5 percent, from the fourth quarter 2004 while gross additions increased by almost 10,000, an 8.6 percent improvement.

Net equipment costs in the first quarter were 18.8 million, a slight increase from net equipment costs of 18.2 million in the fourth quarter of ‘04. We continue to see high levels of customers migrating from TDMA to GSM plans. Handset subsidies continue to run close to $100 per handset. G&A in the first quarter dropped back down to a more normalized level. G&A of 44.8 million in the first quarter compared favorably with the 47.8 million spent last quarter.

You may remember in the fourth quarter we noted that this line item included a one-time accrual for higher professional fees. Adjusting for that item, G&A expenses were relatively flat sequentially. This brings us to EBITDA, which was 90.2 million for the first quarter versus 87.0 million last quarter and 83.1 million in the first quarter last year. EBITDA margins were up slightly to 33.2 percent for the first quarter as compared to 32.8 percent margins achieved in the fourth quarter last year.

We are beginning to see the leveraging of the GSM investment that increased our cost throughout 2004. In the first quarter, total capital expenditures for Dobson Communications were 32.6 million. DCS capital expenditures were approximately 24 million with the remaining 8.6 million in cap ex in American Cellular.

In the first quarter, 48 new GSM cell sites were added: 24 in American markets and 24 in the Dobson Cellular markets. The difference in first quarter cap ex reflected additional investments by Dobson Cellular in switching facilities (back-haul) capacity (and E911) deployment.

At the end of the first quarter, Dobson’s cash balance on a consolidated basis was 190.2 million. This is an increase of 50.3 million from the end-of-year balance. Thirty-nine million of that

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

increase was the change of certain marketable securities to cash and the balance was an increase of an $11 million from operations.

In addition, we currently have the full availability under our $75 million revolver. These balances do not reflect proceeds from our pending agreement to sell 563 Dobson and (AmCell) towers for a combined price of $87.5 million.

We expect to close on the majority of the cell sites in the later part of this quarter with the balance being completed throughout the rest of this year and some amounts possibly rolling into early 2006.

That concludes our comments from the company’s first quarter results. We would now be happy to address any questions that you may have. Thank you.

Operator: Thank you. Today’s question-and-answer session will be conducted electronically today. If you would like to ask a question, you may signal us by pressing the star key followed by the number one on your telephone. We’ll proceed in the order that you signal us and take as many questions as time permits. If you’re joining today using a speakerphone, please turn off your mute function before signaling. And once again if you do have a question, please press star one.

First, we’ll hear from Phil Usick with Bear Stearns.

Phil Usick: Hey, guys. It’s Phil Usick. Can you hear me?

Male: Yes.

Male: Yes.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Phil Usick: Good. I wonder if we can ask a couple of questions. First, you just mentioned the (E911) roll out. Last quarter you had talked about needing about $30 million in spending this year on cap ex for that (E911) compliance. And the FCC put out an order recently that it sounded like might save you some money there. Any thoughts?

Bruce Knooihuizen: Yes. In terms of the (E911), based on some renegotiations with some of the vendors, we expect that to come down quite a bit from 30 million probably into the low 20 million. But in terms of delaying deployment, we don’t anticipate any delay in deployment on that. Now, that 10 million that we’ll save on (E911) will go back into other network improvements, so you can still expect total cap ex to be about what we had said it would be at the beginning of the year.

Phil Usick: And that was about 140, right?

Bruce Knooihuizen: Correct.

Phil Usick: Another question for you. On (ETC), can you talk about where the additional 1.5 million is coming from? And is that four and a half million in 2Q going to be sustainable for the rest of the year?

Bruce Knooihuizen: Yes, the additional one and a half million is going to be in the (AmCell) markets, and it is sustainable for the foreseeable future as far as the (ETC) funding is concerned.

Phil Usick: Great. And finally, just one quick thing, Everett had said recently, and it might have been last quarter, I think, that he expects a $5.00 to $6.00 overall improvement in ARPU from moving to the new plans. It looks like we’re about half-way there. Should we expect to continue at this pace and reach that $5.00 to $6.00 over the next year?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Everett Dobson: Well, since Everett’s sitting here, I guess I can answer it. Yes, I think the trend is very positive in that area. I really think that, you know, if you look out – if you look at the migration path we’re on and, you know, all things being equal and we all think, in this case, it’s price and competition in our markets. And I think the trend is certainly positive in that direction.

Phil Usick: All right, guys. Thanks. There’s a lot of good news in this one.

Steven Dussek: Thank you.

Operator: Now hear from Anthony Klarman with Deutsche Bank.

Anthony Klarman: Thank you. Two questions. First, the roaming minutes of use have been, I think, much better than we had expected. And I was wondering if there was anything you could point to on the Cingular (AWE) side.

Are there minutes that you continue to get from, you know, the (AWE) side of that company, in particular that you had anticipated being phased off through, you know, the changing of preference or one of the other agreements? What’s really driving the MOU holding in on the roaming side as well as it has?

Everett Dobson: Yes, let me take a shot at that as well. The short answer is the roaming minutes are up because Cingular has done well in its efforts to grow its subscriber base. It’s also – it’s average usage per subscriber is up a little bit as well.

In terms of the technology issues, we still have, I believe, roughly in the neighborhood of about nine percent, eight, nine percent of our traffic are in areas – total traffic are in areas where we’re receiving TDMA traffic, TDMA revenue, in areas where Cingular has a GSM network.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

And so that phenomenon has been occurring for the past year. In other words, as they migrate from GSM to TDMA – from TDMA to GSM, that traffic is moving over to their own network. So the growth you’re seeing and have seen for the last couple quarters is despite that.

So, essentially we continue to see good growth. That meant a percentage of that (triple) overlap market has come down, but there certainly are those minutes out there. Other than that, there’s not any real – as we reported, 70 percent of our traffic is now GSM. So other than that, there’s no really technology shift or market shift that will affect roaming in the future.

Anthony Klarman: But I guess is that eight or nine percent something that you weren’t even counting on still getting at this point? I guess where the estimates and the guidance that you’re preparing is assuming that that eight to nine percent was already gone by now?

Everett Dobson: Well, no. Not necessarily. I think I’m a little bit surprised that the number is still as high as it is. I’m surprised that the TDMA traffic has hung in there as much as it has. But there is a migration going on and it’s a path that’s on, you know, a fairly consistent pace right now.

So ultimately it will go through that, but what you’re truly experiencing is a growth in the overall GSM minutes that’s more than making up for the loss. And in all honesty, those lost minutes on the TDMA side, because of that shift over to their own GSM network, those lost minutes are well-past 50 percent complete. Almost by definition, they’re 70 percent complete but 70 percent of the traffic is now GSM. But I am a little bit surprised that there’s still as much TDMA traffic as we’re experiencing, but the good news is there’s more GSM traffic than we expected (probably).

Anthony Klarman: Final question, could you talk a little bit about the Alaska market. The (CDMA) operator up there has been showing very strong subscriber growth, and I’m just wondering what the competitive balance has been like in that market.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

They’ve been very aggressive in bundling wireless with their wireline platform, which seems to be bearing some fruit for them. And I guess if you go back to the end of 2004, you guys had announced a re-sale arrangement with GCI Communications, which doesn’t look like it has really gotten off of track yet. I was wondering if you could kind of discuss the environment in Alaska and what the competitive balance has been there.

Everett Dobson: Yes, again, I’ll take the operating questions and we’ll let Steve answer some of the vision, future questions. But Alaska has been a little bit rocky the last year or so, to say the least. We struggled through some transition issues when we acquired the market from AT&T in Alaska or in Anchorage.

Additionally, the GSM overlay has, you know, we’ve had some network issues throughout all of the Dobson market. The good news is that we started to see trend – or churn trend down the first quarter from Alaska. Sales have actually pretty good in Alaska.

Churn has been problematic, but the trend in the first quarter was certainly favorable. Alaska is a very competitive market. As you know, with (ACS) they’ve done a great job with (CDMA) and leveraging off of other resources and assets that have.

I will note that Alaska is a much less competitive market on balance than any of our other markets that we operate in. It’s a higher cost market and very difficult to build out a network and operations, and therefore there is somewhat of a (barrier) to entry.

Long term, Alaska is a very exciting story for us, and we’re very optimistic about the prospects of being very competitive against (ACS). And I think this near term, or the recent improvement in our network and our results, you know, would bear out that long-term we’re very excited about Alaska.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Anthony Klarman: Thank you.

Operator: Now move to Romeo Reyes with Jefferies and Company.

Romeo Reyes: Yes. Good morning. Just quick questions. On the MOUs, can you give us the growth, maybe the absolute numbers for what the (AmCell) and the (DCS) side for Q – I don’t know if you reported it for Q1 of ‘05 and Q1 of ‘04. That’s the first question.

And secondly, with respect to the ARPU at (AmCell), it seems like it trails the (DCS) fairly dramatically here. What’s the difference for that ARPU difference? Is there more competition in the (AmCell) market? Do you have less or fewer national plans? Or is there something else there going on there with respect to the ARPU? And then thirdly, with respect to the rate of migrations, you, I think you migrated north of 90,000 customers for the quarter. Do you expect that to continue at that level? Or do you expect to accelerate that?

Bruce Knooihuizen: Now, let me just get clarification. On that first question on minutes are you talking about roaming minutes between (AmCell) and (DCS)?

Romeo Reyes: Correct.

Bruce Knooihuizen: OK. For (DCS), the first quarter roaming minutes were 239 million and for American Cellular the first quarter roaming minutes were 156 million.

Romeo Reyes: What about the year ago?

Bruce Knooihuizen: A year ago the American Cellular minutes were 124 million and the Dobson minutes on a same-store basis were about 200 million, a little bit short of 200 million.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Romeo Reyes: That’s from the same-store basis.

Bruce Knooihuizen: Same-store basis.

Everett Dobson: On a GAAP basis, Romeo, that’s 179.

Bruce Knooihuizen: In terms of the migration, on GSM migrations, you’re right; we did about 92,000 migrations in the first quarter. We think that that’s probably reflective of what we’ll see going forward. It could go up or down a little bit depending on a lot of factors, including what kinds of plans or promotions are in the market place at the time. But I think it’s probably reflective of the level we’ll see going forward.

Everett Dobson: In ARPU, the difference is the heritage of American. In American – we acquired American back in 2000 and had a lower ARPU than the Dobson markets and it trended lower, albeit it has trended in line with Dobson.

In other words, when Dobson’s trended up, so has American. When Dobson’s trended down, so has American. But it’s always had $2.00 less in ARPU than has Dobson. As we migrate to GSM, it’s still trending lower, but its growth in ARPU that’s been almost identical in terms of the dollar improvement in ARPU. And I would expect that to probably trend to continue as the migration is completed.

Romeo Reyes: And can you give us a sense of what the GSM ARPU is? I’m sorry if I missed this number. But did you give a GSM ARPU? The 35 percent of your customers are in GSM, what’s the difference between the 43 that you reported for the consolidated entity versus what it would be on just for the GSM customers alone?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Bruce Knooihuizen: Yes, we’re not reporting that, have not broken out and do not have the information in front of me, but suffice it to say that GSM ARPU is substantially ahead of TDMA ARPU. That’s obviously where the improvement is coming from.

Romeo Reyes: OK. And then the cash, can you give us a sense of where the cash is, the $190 million of cash, the different entities that hold the cash?

Bruce Knooihuizen: Yes. (DCS) has about 75 million of cash. ACC has about 35 million of cash, and the remainder, which is a little over 75 million, resides at the parent company.

Romeo Reyes: Is there anything at (DCTCS)?

Bruce Knooihuizen: I’m sorry, what?

Romeo Reyes: At the PCS subsidiary, is there any...

Bruce Knooihuizen: Yes, at PCS there’s probably about three to four million. Is that right, Richard?

Richard: No, there’s none at PCS.

Bruce Knooihuizen: Oh, none at PCS any more. Zero at PCS.

Romeo Reyes: Great. Thank you.

Operator: We’ll now hear from Bhaskar Butta with First Albany.

Bhaskar Butta: Hey, guys. ((inaudible)) Good morning. First of all, congratulations on some good numbers in a clearly difficult environment. My question is can you touch a little bit on the

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

(biggest) trend in network operating (cuts)? Specifically I was alluding to the fact that as more and more subscribers – I mean, the subscriber mix skews more and more towards GSM, some of the costs maintaining two parallel networks, one on TDMA and one on GSM, are supposed to be phased out. Is that something that’s supposed to happen starting some time this year or do you expect that to happen starting 2006?

Bruce Knooihuizen: Generally levels phase-out will probably take place in ‘06. Now having said that, we did talk a little bit about our expense level in cost of service. Last year we saw quite an increase in cost of service from the first quarter through the fourth quarter. This year you will not see that kind of increase since we’ve got the core of the GSM assets in place. But in terms of the substantial savings from phasing out TDMA, that’s really an ‘06 issue.

Bhaskar Butta: But for the rest of the year are you pretty much looking at it flat expense compared to first quarter? Or do you think that naturally increased towards the – I mean, as the year goes on?

Bruce Knooihuizen: It will increase for a number of reasons. One, we are still adding cell sites and so that will cause the costs to go up a little bit. Likewise, as part of our cost of service, (in-collect), which is the cost of our customers using someone else’s network, will increase, particularly in the second and third quarter. A lot of that’s seasonality.

But as they go to national plans, we’ll see a little bit more in terms of that kind of cost. And then finally, in the second half of the year, we’ll start reflecting the leased cost associated with the towers as we complete the transaction on some of the towers.

Bhaskar Butta: OK. And my second question is with regard to the (EPAC), I mean, the USF funding. I mean, you mentioned that the USF funding is going to step up from about $3 million a quarter to about $4 and a half million starting second quarter. Now, are you (trend) to being – did you

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

(trend) to be up (any more) and apply it for (ETC) on status of any more states? Do you expect the USF funding to go up, even from the $4 and a half million starting in 2006?

Bruce Knooihuizen: Well, in terms of our applications, yes, we do have other applications in. Currently, for instance, we’re not getting any (ETC) in Alaska, and that’s a state where we have an application. And then there are other opportunities throughout our company where we’re looking for additional (ETC) money. The chances or the opportunity of getting the money this year for next year is questionable, but most likely it will come in next year if we do get additional amounts. But we do have applications in other locations.

Bhaskar Butta: All right, gentlemen. Thanks a lot. That’s all for me.

Bruce Knooihuizen: You’re welcome.

Operator: We’ll now hear from David Sharret with Lehman Brothers.

David Sharret: Good morning. I just wanted to follow up on the roaming side. Just one question, just in terms of the percentage increase you saw in the fourth quarter versus the first quarter, you were up about 10 percent year over year in the fourth up to 23 percent in the first.

Just trying to get a sense if that kind of continued to increase during the quarter maybe where you exited the quarter if you have a sense of where April has come in. Are you now north of that 23 percent or is that a good run rate for where you exited the quarter?

Everett Dobson: There’s some things we probably ought to point out about the 23 percent growth. The short answer to your question is we don’t expect that growth to continue. Steve said in his comments the conventional view is that will – our roaming minutes will grow in line with the industry’s minute growth, which is closer to the 10 percent level.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

We did see a 22 percent jump in Cingular’s minutes as a result of – or principally around the reduction or the decline in minutes that we received from Q4 of ‘03 and the first quarter of ‘04 from primarily AT&T. It’s where AT&T had their subscriber management program.

And so their minutes were way below expectations during that period and, therefore, you know, after Cingular acquired AT&T, kind of reversed some of their operating tactics and strategies. This quarter was the beneficiary of it.

As you look into the second, third and fourth quarter, minutes from last year were relatively – had come back, if you will, and were relatively (tromped). So, we certainly don’t expect to see 23 percent growth going forward.

David Sharret: That’s helpful. Thanks, Everett. And just one follow up, just you talked about the roaming discussions, and those are, you know, clearly ongoing, but what about the discussions about acquiring overlapping Cingular assets in your (AmCell) footprint? Any update there?

Everett Dobson: Yes, they’re obviously in the same discussions and so the same comment holds that we are having discussions and that we expect them to continue. And we will report back when we have an agreement.

David Sharret: Are they independent discussions? Or are they, in fact, combined and one would – they’d be done together?

Everett Dobson: Well, they are – they’re being held with the same people and the same meetings. So I guess they’re combined in that context, but our discussions are on a multitude of issues, and that certainly is one of them.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

David Sharret: If it’s possible, if you could break out maybe just, you know, some of the metrics for just what these assets are, if you can. If you can’t, I understand, but if you can, the subscribers, maybe the amount of tower sites and population and maybe average spectrum position that Cingular has in some of those markets.

Everett Dobson: No, it would be very difficult to really give you any meaningful color around that given the state of negotiations. And that’s all. I’ll have to defer until we get something done on that.

David Sharret: And in terms of your cash position at (AmCell), the 35 million plus the additional proceeds coming from the tower sale, you’ll basically sit on that cash until you have a sense of where these discussions pan out?

Everett Dobson: Yes, well we’ll address, you know, our cash use, by entity according to opportunities in the future. And certainly, as you recognize, the (AmCell) buyback rights and negotiations, Cingular would weigh in on that.

David Sharret: Just one last housekeeping note, what is the (restricted) payment capacity within the (AmCell) subsidiary under the 10?

Male: What is the what?

David Sharret: (Restricted) payment capacity, the (basket) ...

Bruce Knooihuizen: On (AmCell), it’s negative still.

David Sharret: OK. Great. Thanks, Bruce.

Operator: Now move to Kevin Rowe with Rowe Equity Research.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Kevin Rowe: Thanks. Two questions, one for Everett. I believe on the last quarter you stated that any Cingular new agreement would be EBITDA neutral. Is that still your negotiating intention?

Everett Dobson: Yes, we’re still expecting an EBITDA neutral agreement for certainly 2005. Once you get beyond that, it’s difficult for major, you know, any revised agreement with the current one because of the expectation or the uncertainties around their minute growth, our minute growth and so forth. But certainly in ‘05 we do expect an EBITDA – we expect an EBITDA neutral agreement.

Kevin Rowe: And secondly ...

Everett Dobson: And compared to the current agreement that’s in place.

Kevin Rowe: Right. And Steve, on migration, the 92,000 numbers, is that having any stress on your customer service operations? The reason why I ask is on a (rural) cellular call earlier this morning they attributed much of their churn increase to challenges on the customer service center from spending too much time on the phone with people explaining new GSM handsets, et cetera.

Steven Dussek: No, I wouldn’t say it’s a major contributor. You know, churn has a number of components to it and reasons, as you well know. You know, this isn’t a major factor for us. You know, we have other issues in churn that we’re addressing, but this isn’t one, Kevin, that is contributing in great numbers to our churn.

Kevin Rowe: What would you say would be the primary gating factor for preventing you from ramping up that 92,000 number on a quarterly basis?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Steven Dussek: You know, we’ve circled that to, you know, we’re going to end up, we believe we’re going to end up in the two-thirds of our base on GSM. We’re, you know – I think the doability and the feasibility and some of the stress related to that effort, (we’re going to say) would prevent us but it would have to be factored into going beyond that.

I mean, it’s a large task and one that everybody’s focused on. But, you know, the ability to go much beyond that, you know, you may end up then stressing some of the points in the organization. So, you know, I would go back to our point of two-thirds of our base being on the GSM network as at the conclusion of 2005.

Kevin Rowe: OK. Thanks, guys.

Steven Dussek: You’re welcome.

Operator: We’ll now move to Steve Flynn with Morgan Stanley.

Steve Flynn: Hi. Good morning. Did I hear correct, did you actually say there was no cash at the (DCS PCS) entity as of the quarter end?

Bruce Knooihuizen: That is correct. There’s no cash at that (sub).

Steve Flynn: OK. Can you talk about is there any way to move cash back outside some of the (inter-restricted) group back to (DCS PCS) or maybe why you moved that back into the restricted group?

Male: Well, in fact, the 75 million, 72 million of that of the parent company is unrestricted in terms of the (seven, eights) notes, so we (didn’t) move money back into the restricted group. It’s still considered unrestricted.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Steve Flynn: OK. Great. And then just with an update with regard to the preferred securities, any plans to try and take those out or anything you can talk about what you plan to do with the preferred securities?

Bruce Knooihuizen: I think, you know, similar to what Everett was saying earlier, we’ll continue to look at opportunities to improve our balance sheet and opportunities to use our cash to improve our balance sheet, but we don’t have any specific plans for any particular securities at this point in time. And we’ll just look at the market and see where the opportunities are.

Steve Flynn: OK. Great. Thank you.

Operator: And once again if you would like to ask a question, please signal us by pressing the star key followed by the number one. We’ll now hear from Avi Benus with JP Morgan.

Peter Fitzpatrick: Hi. It’s actually Peter Fitzpatrick calling in for Avi. I was just wondering if there are any other additions to your management team that we should expect in the near term? And then secondly, on the handset subsidies, did I understand you correctly on saying that GSM handset subsidies were around the $100 mark? And if so, when do you see this trending down and how are the (subsidy) levels back up against your competitors?

Steve Dussek: This is Steve. Let me address your first question and then I’ll ask Bruce to handle the second part. With respect to additions to the management team, you know, I’ve spent a lot of time in my first 30 days looking at this.

And one of the areas that stands out that I believe we can augment the team that’s there in place would be in the area of marketing. So one of my initial priorities here is to do just that, by bringing

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

in a senior-level marketing executive to help augment the team that’s in place and help us, you know, really build on the overall marketing approach, you know, from a company.

So, you should expect to see someone join the ranks in the senior level marketing capacity. In addition to that, I think it’s safe to say that I will put in place a senior level leader in the sales area as well and help us focus on the further development of the channels with a very, very clear focus on the channel development. So, those are two areas, you know, out of the gate that you should expect to see some additions to the team.

Peter Fitzpatrick: OK. And on the handset subsidies issue?

Bruce Knooihuizen: Yes, on the handset subsidy, we’re working hard trying to bring that subsidy down. And I think we should see some gains as we go forward, and we’re constantly trying to negotiate new and lower prices. People are constantly bringing out new phones that are lower priced.

But I would say through the balance of this year, you might see some improvement but I’m not sure what you refer to as the industry standard, but I think you’ll see some improvement through the year but don’t expect huge amounts of improvement on that front.

Peter Fitzpatrick: OK. And maybe just one final question. In the Alaska market, it sounded like you were having some transition issues there. I was wondering if you could maybe elaborate on what some of those issues are and kind of you foresee addressing those going forward.

Everett Dobson: Well, by and large the transition issues have been addressed. We had a billing issue when we acquired the market from AT&T. A couple years ago now, AT&T botched up a transition relating to their billing platform.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

We did have a settlement with AT&T where they were liable for a portion of it, but we saw a significant spike in churn as a result of that. Beyond that, as we migrated last year TDMA to GSM, we saw some stress in the network and spectrum, and we’ve added 10 megahertz of a spectrum in Alaska since then.

We’ve added a lot of cell sites. We’ve (grown) the network. We’ve (improved) the network. And I think if you look at the network today, it is significantly improved over where it was late last summer into the fall. So we’re – again, as I said earlier, we are cautiously optimistic about our efforts in Alaska for the balance of this year.

Peter Fitzpatrick: (Wonderful). Thanks very much.

Operator: We’ll now hear from Jay Davis with CRT Capital.

Jay Davis: Good morning. Question on roaming minutes. What percent, I guess, of the roaming minutes would you say come from AT&T Wireless or Cingular in markets where they just haven’t integrated their network?

Steve Dussek: Well, it’s Steve. You know, we’re still getting a healthy – I don’t have that number in front of us. We’re still getting a healthy balance from the so-called AT&T side of the house, but Cingular has, for the most part, done a – well, (I’d) call it (normal) market migration by simply referring the Cingular platform for new subscribers and that’s effectively causing a market shift or a subscriber shift more towards the Cingular side.

And therefore those customers fall under the Cingular roaming agreement. But we certainly still see a fairly healthy number of AT&T subscribers as well.

Jay Davis: Thank you.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Operator: We’ll now hear from Jeff Gavarkovs with CIBC World Markets.

Jeff Gavarkovs: Good morning. I was wondering if you could tell me the mix of subscriber – of post-paid subscribers that you added in the quarter that were on national rate plans versus local.

Male: Yes, in terms of the gross adds, actually we’re seeing the national plans continue to grow, and a little over 60 percent of our gross adds are on what we call GSM national plans and then the balance, for the most part, are (which is a guess), GSM local type plans. But the national percent has been growing.

Jeff Gavarkovs: Sorry. Is that the cumulative figure or the ...

Male: That’s the gross adds for the quarter.

Jeff Gavarkovs: OK. And then what would the cumulative balance be?

Male: In the low 50s. I think it’s like 52, 53 percent.

Jeff Gavarkovs: I’m sorry. Did you mention a CPGA (fare) for the quarter?

Bruce Knooihuizen: CPGA is about $425 for the quarter.

Jeff Gavarkovs: OK.

Bruce Knooihuizen: That’s without retention costs.

Jeff Gavarkovs: And then were there any USF revenues in the ARPU?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Bruce Knooihuizen: Yes, that was three million for the quarter.

Jeff Gavarkovs: OK. Thank you very much.

Bruce Knooihuizen: You’re welcome.

Operator: We will now take a question, a follow-up question, from Romeo Reyes.

Romeo Reyes: Yes. On the Cingular GSM/TDMA agreement, Everett, it seems to me that, I mean, that, I guess, (Triton) negotiated a pretty (bad) deal and the rates were cut to about – on GSM to about six, six and a half cents per minute.

Can you give us a sense of, I mean, what’s different between, sort of, your properties and other less densely populated properties, probably fewer options for Cingular? But give us a sense of why your rates per minute on GSM are not going to be that low.

And then secondly, can you give us a sense of what the difference is between TDMA and GSM minutes? You don’t have to give us specific numbers but can you give us a sense of whether it’s 30 or 40 percent higher on TDMA versus GSM? Thanks.

Everett Dobson: On GSM, first of all, I can address the last part first. GSM roaming minutes reflect 70 percent of all roaming minutes.

Romeo Reyes: What about rates?

Everett Dobson: Oh, rates? GSM/TDMA are fairly close.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Romeo Reyes: OK.

Everett Dobson: It’s not a lot of difference between the two. In terms of the dynamics of where the roaming agreement might come out in the future it would be very difficult to say. I will point out that the circumstances that we are in are, you probably couldn’t compare to anyone else.

Frankly, we have a contract with both Cingular and AT&T, contracts with both, that (drive) the roaming agreements, that are longer term contracts through the end of June, 2008, on the rates, anyway. They’re actually longer than that with respect to the roaming agreement with Cingular.

So it’s very difficult to consider the circumstances that we’re in versus anyone else, including (Triton) or others. You know, as I said in the past, and I think it’s still the view of the team, including Steve and the whole Dobson team, and that is that we would, over the course of time, try or prefer to trade, if you will, roaming profits for local profits.

And the simple mechanism for accomplishing that is to lower both the rate that we collect from Cingular as well as the rate that we would pay. That’s, you know, that is an objective that we’ve had that we continue to have.

And so we would hope that when we do have an agreement reached that we can report that we have a lower (out-collect) stream, but of course (bonding) lower (in-collect) stream as a result. So if that suggests that we lower the GSM rates that we charge, we hope that’s the case because with that comes a lower (in-collect) rate as well.

Romeo Reyes: What’s your (in-collect) yield right now?

Male: What’s our (in-collect) yield?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Romeo Reyes: (In-collect) expense per minute.

Male: We did not disclose that and are not going to disclose it.

Everett Dobson: I think we have – have we disclosed our (in-collect) costs per subscriber?

Romeo Reyes: (Last) time you said it was 11.8 cents.

Everett Dobson: OK. It’s been trending down a little bit. It has not had any, what I’d call, major step down. I think we have disclosed that our (in-collect) costs per subscriber is in the $4.70 per sub range in the most recent quarter, in the first quarter. So I think we can talk in those terms. And obviously that’s a fairy significant and, you know, a fairly significant number in our ARPU. It’s a number that has been trending up despite slightly lower rates.

Now, the good news is it’s trending up because we are driving ARPU up. We are driving ARPU through national plans much higher. And so the delta or the gap between rising ARPU and rising (in-collect) is actually greater.

I mean, we actually are getting margin expansion, if you will, in that area. But over time, I’d like to have both. I’d like to have a rising ARPU stream and declining costs or (in-collect) costs per subscriber, and we believe that can be accomplished through the negotiations with Cingular and others, for that matter. It’s not just Cingular. I think I’ve got this about as clear as mud right now.

Operator: Anything further, Mr. Reyes?

Romeo Reyes: I’m good. Thank you. Thanks a lot.

Operator: And there appear to be no further questions at this time.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
05-10-05/9:30 a.m. CT
Confirmation # 3648050

Steve Dussek: OK. Well, we appreciate, again, your interest and participation on today’s call, and we look forward to speaking with you again at the end of second quarter. Thank you.

Operator: That does conclude today’s conference. We thank you for your participation, and have a great day.

END